Exhibit (a) (5) (viii)
Connect Holdings Limited
Clarendon House
2 Church Street
Hamilton HM11, Bermuda
13 July 2007
Pacific Internet Limited
Nominating/Corporate Governance Committee
89 Science Park Drive
#02-05/06 The Rutherford
Singapore, 118261
Attention: Mr Stephen Berger,
Chairman
Dear Sirs,
Nomination of individuals to the board of directors of Pacific Internet Limited (the “Company”)
As you are aware, on 25 June 2007 we announced that our voluntary conditional cash general offer (the Offer) to acquire all the issued shares of the Company was declared unconditional in all respects and successfully closed as of 1:00am, New York City time, on 22 June 2007, 1:00pm Singapore time, on 22 June 2007.
As of 13 July 2007, we hold 12,126,210 shares, representing approximately 87.59% of the issued shares of the Company, based on 13,844,164 issued shares of the Company as of 6 June 2007.
Given that we are currently the largest shareholder of the Company, we wish to seek board representation proportionate to our shareholding in the Company. At first instance we would like to request that the board of directors of the Company convene a board meeting as soon as reasonably practicable to appoint three of our nominees as additional directors pursuant to Article 86 of the Articles of Association of the Company.
In accordance with paragraph 2.4 of the Company’s Guidelines for the Selection of Directors, we would like to propose Mr William Barney, Mr Brett Lay and Ms Grace Guang as our nominees. In support of these nominations, please find enclosed relevant details and curriculum vitae for each of Mr William Barney, Mr Brett Lay and Ms Grace Guang. All three nominees have consented to act as directors of the Company.
In the event that there shall be any change in the composition of the board, we may seek to increase our board representation on the Company’s board proportionate to our shareholding.

We note that the approval of the Info-communications Authority of Singapore is required for the appointment of our nominees as directors of the Company, and will work with the Company on the necessary filing for such approval.
We look forward to your favourable reply to our request.
Yours faithfully
Connect Holdings Limited
Encl.

WILLIAM L. BARNEY
EXPERIENCE

ASIA Netcom, Hong Kong SAR	2002 - Present
Chief Executive Officer
Brought in by the board of directors to turnaround a company with $2B in assets, 62 days of cash, and facing litigation and government investigations
•	Shifted the company from an IRU focus to a Service business which increased cash flow in the first 18 months by an average 41%

•	Re-engineered 244 supply agreements that resulted in $231M of new cash being made available to the business over 36 months

•	Redesigned the network around a “success based” asset utilization model creating an increase in the gross margins from 7% in January to 35% in Q3.

•	Renegotiated seven joint ventures to allow “dark fiber” economics for backhaul and recovery of $126M in stranded cash

•	Grew the top line services business on average 6% from 2002 — 2005 despite the “dark cloud” hanging over the business and a flat growth rate for the industry.

•	Won major contracts with the Australian Defense Department, HSBC, Fedex, Alcatel, Yahoo, NEC, Bank of America and Cisco.

•	Jointly spearheaded an investment process with 50 suitors which resulted in signed definitive agreement with CNC, Softbank, and Newbridge to purchase the company for $120M in cash plus secured debt financing to fully fund the business plan

•	Restructured the workforce from a business development focus to a services operation which resulted in a reduction in the cost per head from $178K to $77K

•	Successfully listed the company with the parent company in Hong Kong and New York.

WORLDCOM, Hong Kong SAR	1999 - 2002
President
Responsible for managing the Worldcom/UUNET businesses in Asia Pacific.
•	Achieved 626% average growth for first two years of operation.

•	Grew the business from $15M in revenue in 1998 to a combined $659M business in 17 months.

•	Oversaw the integration of the UUNET and WorldCom businesses into a single unit

•	Expanded the staff from 178 to 1700+ while holding turnover to less than 16%.

•	Spear headed the expansion into six new markets in seven months.

•	Created a ubiquitous high bandwidth network with the broadest reach in the industry.

•	Established a shared service center for all financial accounting and optimised billing and customer service through consolidated virtual centres.

•	Re-organised the company from country units to “sales co’s” with shared infrastructure.

•	Established a “swat team” focused on designing, building, and implementing new IP focused (hosting, DSL access, etc.) products to leverage network and data center assets.

•	Launched channel and direct sales forces in six markets for the SME market.

•	Lead the company in annual growth while meeting profitability and SG&A targets.

GLOBAL ONE ASIA PACIFIC, Hong Kong, SAR	1998-1999
Vice President
Responsible for managing the MEASA Region (Middle East, South Asia and Africa Region). Managed the partner negotiations for potential new equity partners in Global One.
•	Over achieved a business plan of 58% growth in revenues and margins on a $165M revenue stream despite tremendous downturn in ASEAN and North Asia economies.

•	Oversaw via board representation a $1.4B revenue stream from JV’s in Jordan, India, Egypt and Russia.

•	Managed an organisation of 825 people in 19 different countries.

GLOBAL ONE ASIA PACIFIC, Hong Kong SAR	1997-1998
Vice President
Responsible for managing Global One’s operations in sub-region of South East Asia, Indochina and Japan.
•	Appointed as youngest Vice President in the company

•	Lead company in revenue achievement (138%) and margin achievement (126%).

•	Managed a group of 352 people and revenue budget of $126M.

•	Improved unit’s margins by 55% over 1996 while holding costs flat.

•	Designed and implemented a strategy which transitioned the unit’s focus from wholesale related products to multinational company focused solutions in less than six months.

•	Held employee turnover to less than 9% during turbulent financial crisis in the region.

GLOBAL ONE, Reston, Virginia	1995-1996
Director
Responsible for establishing the Business Development Group for Global One.
•	Successfully negotiated and signed Partners in Israel, Italy, Malaysia and Mexico.

•	Established policies and procedures for transfer pricing, Global Account Management, and implementation of new partners.

•	Provided support to Global One’s shareholders mergers and acquisitions groups in Asia.

AT&T ASIA PACIFIC, Singapore	1995
District Manager
Responsible for developing the wholesale marketing strategy for AT&T in Asia Pacific.
•	Designed key projects to provide “non-traditional” telecom services in Hong Kong, China, Philippines and Japan.

AT&T GLOBAL STRATEGY ORGANIZATION, Morristown, New Jersey	1993-1995
Settlement Manager
Responsible for the negotiation of financial agreements with overseas telephone administrations. Geographical responsibility included all of Asia Pacific, Italy and Mexico.
•	Selected to participate on special assignments that included forming AT&T’s JV in Mexico and determining AT&T’s future “wholesale strategy.”

•	Lead Division by achieving $156M (128% of objective) in cost savings for AT&T in 1995 and 1996 by signing 39 contracts.

•	Received Chairman’s recognition for leadership role in successfully conceiving and implementing the $1.2B AT&T JV in Mexico.

•	Project managed the successful $1.1B Mexico Settlement Negotiation (1993-1995).

AT&T CONSUMER SERVICES, Basking Ridge, New Jersey	1992
Manager
Trial recruit for a new management development program.
•	Project managed the merger of AT&T International Business Unit with the AT&T ‘s Domestic Business Units.

•	Determined the management and financial responsibilities for the 8000 affected managers.

AT&T COMPUTER SYSTEMS, New York, New York	1988-1991
Senior Account Executive
Served as the sales representative to 34 international banks and brokerage firms.
•	Lead division in quota attainment in 1989, 1990 and 1991.

•	Selected for Achievers Club in 1989 and 1990 and Awarded Fast Start Award in 1991 for outstanding sales performance.

•	Set-up joint marketing efforts with local software firms to win major outsource deals.

•	Resigned to attend business school.

EDUCATION

1991-1993	COLUMBIA BUSINESS SCHOOL, New York, New York
MBA — Double Majored in International Finance and Marketing
1984-1988	WESLEYAN UNIVERSITY, Middletown, Connecticut
BA 1988 Graduated with Honours, majored in Archaeology
1987	STANFORD UNIVERSITY, Rome, Italy
Studied Roman antiquities and Renaissance Art

OTHER EDUCATION

1998	COLUMBIA UNIVERSITY, New York, New York
Executive Course: Leading and Managing People
1995	UNIVERSITY VIRGINIA, Charlottesville, Virginia
Executive Course: Managing Alliances and Joint Ventures
OTHER INFORMATION
Married. Avid chef, photographer, and squash player. Former co-captain of the Manhattan Kickers Soccer Club in New York.

BRETT LAY
EDUCATION

1992		UNIVERSITY OF PENNSYLVANIA Wharton School of Business USA

Executive Education in Mergers and Acquisition

1990	MSc	UNIVERSITY OF COLORADO USA

Finance

1988	MSc	UNIVERSITY OF COLORADO USA

Management

1985	BSc	UNIVERSITY OF NORTHERN COLORADO USA

Business Administration
EXPERIENCE

2003 to date	INDEPENDENT FINANCIAL CONSULTANT USA, Hong Kong, Singapore

Financial Consultant Investment Banking
-	Provided financial advisory to both USA and Asia Pacific clients which included a boutique investment bank based in Hong Kong and several private equity organizations based in the USA.
Achievements
-	Advised US based private client on cellular valuations for arbitration proceedings.

-	Advised US based company on key acquisition strategy in the Asia Pacific region.

BRETT LAY

-	Advising on a USA IPO SPAC investment.

-	Advising on a consolidation of 3 private businesses with an IPO strategy.

1999 to 2003	PIHANA PACIFIC INC. Hong Kong
Pihana Pacific was a USA privately held data centre/data infrastructure business that built and operated 8 data centres located in the USA and the Asia Pacific region. The company was the largest Asia Pacific data centre business that strategically merged with Equinix (EQIX) and Singapore Technologies Data Centre at the end of 2002. Currently the merged enterprise is a growing $2 billion NASDAQ listed company.
                              Chief Financial Officer
-	Member of the Board of Directors
Achievements
-	Lead the development of the company from business concept to full functionality (operations, marketing, sales, info systems, finance and accounting).

-	Coordinated the building and then operating of 8 facilities located in Hong Kong, Singapore, Australia, South Korea, Japan, and the USA.

-	Raised $230M in private equity to fund Pihana Pacific Inc.’s initial business plan and expansion efforts. Largest private equity funding in Asia for the year 2000.

-	Developed and executed the merger of Pihana Pacific Inc.(USA Private), iSTT(Singapore Private), and Equinix (NASDAQ).
Responsibilities
-	Business development (strategic partners, customers, vendors)

-	GAAP accounting and fiscal management

-	Strategic planning and acquisition

-	Merger negotiations

-	Financial planning, forecasting and analysis

-	Financial reporting and public listing requirements

-	Financing and treasury

-	Management of workforce

1985 to 1999	MEDIAONE INC. Singapore / US

BRETT LAY

MediaOne Inc. was a $65 billion telecommunications/cable TV business that possessed $20 billion of international investments in Europe and Asia. MediaOne International Asia Pacific was the lead partner and investor in the development and operations of large telecommunications/cable businesses in the Asia Pacific region. MediaOne Inc. was purchased by AT&T in 1999.
1995 to 1999     Chief Financial Officer Asia Pacific
-	Member of the Board of Directors
Achievements
-	Fiscal management and GAAP reporting for six large international companies.

-	Executed the sale of MediaOne’s equity ownership in Titus Communications (Japan cable company) and Singapore Cable Vision (Singapore cable company).

-	Member of the board of directors for MediaOne’s ownership interests in Indonesia (PTAriaWest - telecom operator), Malaysia (Maxis - largest cellular operator in Malaysia, public company), Singapore (SCV - largest cable operator in Singapore), Australia board observer (OptusVision - TV, land line operator), and India (BPL.MediaOne - cellular operator).

-	Advised and executed financing and refinancing efforts for MediaOne’s Asia Pacific interests ($1B): Japan – TITUS Communications ($400M bank and bond financing), Singapore – Singapore Cable Vision ($150M Bank financing), Malaysia – Maxis ($250M bond refinancing), Indonesia - PT AriaWest ($230M bank refinancing), India BPL Wireless ($120M bank loans).
Responsibilities
-	Financial advisor and interim CFO to Asia Pacific companies.

-	Financial reporting and investor relations for Media One’s Asia Pacific investments.

-	Debt management

-	Business development (strategic partners, customers, vendors)

-	Active board member overseeing shareholder interests.

-	Lead negotiator during merger, and equity selling efforts.

1985 to 1995	Treasurer Asia Pacific Executive Director International Treasury Director Financial Planning and Analysis Director Corporate Strategy

US WEST Inc. Englewood, CO USA

BRETT LAY

-	Successfully competed a series of senior assignments at the head quarters offices of MediaOne with increasing responsibilities and duties. Interacted on a daily basis with the senior officers of MediaOne.
Achievements
-	Executed the strategic investment in Asia Pacific and provided ongoing support to start-up companies.

-	Provided key strategic shareholder valuations during mergers and acquisitions.

-	Cash and debt management for international investments.

-	Provided financial support to key officers during MediaOne’s spin-off from US WEST.
Responsibilities
-	Treasury support

-	Financial analysis and planning

-	Financial reporting and GAAP reporting

-	Financial forecasting

-	Shareholder valuation

-	Strategy formulation and merger analysis

GRACE GUANG
PROFESSIONAL EXPERIENCE
ASIA NETCOM CORPORATION LIMITED
General Counsel (August 2006 to present)
Head of Legal Affairs (Nov 2005 to July 2006)
Assistant General Counsel (Jan 2005 to Oct 2005)
•	Oversees a team of 8 (including 6 lawyers) in supporting and advising the Connect group, including Asia Netcom and C2C, on all legal and regulatory matters pertaining to its operations worldwide

•	Assisted Asia Netcom in connection with the sale of Asia Netcom from China Netcom to a group of private equity investors, including overseeing the due diligence process and negotiating the sale and purchase agreement and the related business agreements

•	Advises the board and shareholders of Connect Holdings Limited (“Connect”), Asia Netcom’s parent, on strategic alliances and mergers and acquisitions

•	Company Secretary of Connect and supervises all corporate secretarial matters pertaining to the Connect group

•	Negotiated with Industrial and Commercial Bank of China Limited in connection with a US$150 million term loan and revolving credit facility for Asia Netcom
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Corporate Associate, Hong Kong (Feb 2002 to Dec 2004)
Corporate Associate, New York (Nov 1999 to Jan 2002)
•	Represented U.S. and international issuers and investment bankers in a variety of equity and debt financing transactions, including:
-	US$1.13 billion initial public offering and NYSE/ SEHK listing of China Netcom Group Corporation (Hong Kong) Limited (“CNC”)

-	US$1.8 billion initial public offering and NYSE/ SEHK listing of Semiconductor Manufacturing International Corporation

-	US$3.5 billion initial public offering and NYSE/ SEHK listing of China Life Insurance Company Limited

-	Demutualization and US$3 billion initial public offering and NYSE listing of Metlife, Inc.

-	US$330 million initial public offering and SEHK listing and U.S. Rule 144A placement/ Regulation S offering of China Resources Power Holdings Limited

-	US$1.2 billion issuance of Liquid Yield Option TM Notes by News America Incorporated

-	Issuance by Huntsman of high yield debt securities and the exchange offer and listing of the securities on the LSE

-	Issuance by a U.S. public utility corporation of debt securities known as PAYPHONES SM or PHONESSM
•	Represented a PRC energy corporation in competitive bid to acquire Shajiao C Power Plant from Mirant

•	Represented Indonesian conglomerate in connection with proposed acquisition of assets in an oil refining operation in Singapore

•	Corporate reorganization of Wynn Resorts (Macau) S.A. in connection with the financing of the construction and development of Wynn Resorts casino in Macau

•	Corporate reorganization of Asia Netcom in connection with the initial public offering of CNC
ALLEN & GLEDHILL, Singapore
Corporate Associate (May 1996 to July 1998)
•	Represented Singapore and international clients on a wide range of cross-border transactional matters, including mergers and acquisitions and regional and local joint ventures

•	Represented investment banks in the preparation of loan and security documentation for multi-currency credit facilities

•	Advised and rendered legal opinions on matters of general corporate law, employment law and corporate administration in Singapore
EDUCATION
Hong Kong Bar Admission Examinations, Hong Kong (October 2002)
New York Bar Admission Examinations,New York (June 1999 to Aug 1999)
Columbia University School of Law, New York, NY
LL.M. degree, May 1999 (Concentrated in Corporate law)
Mandatory Internship and Bar Admission Examinations, Singapore (May 1995 to May 1996)
National University Of Singapore, Singapore (Common Law Jurisdiction)
Bachelor of Law (LL.B.), with Second Class Honors (Upper Division), May 1995
BAR ADMISSIONS
Admitted to the Hong Kong Bar, 2004
Admitted to the Roll of Solicitors of England & Wales, 2002
Admitted to the New York Bar, 2000
Admitted to the Singapore Bar, 1996
LANGUAGE SKILLS
Fluent in English and Chinese (Mandarin and Cantonese)
Proficient in other Chinese dialects, including Hainanese, Hokkien and Teochew